UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 14, 2010
ALERE INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Identification No.)
51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453
(Address of principal executive offices)
Registrant’s telephone number, including area code: (781) 647-3900
Inverness Medical Innovations, Inc.
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.
Item 8.01 Other Events.
Effective July 15, 2010, Inverness Medical Innovations, Inc. changed its name to Alere Inc. (the “Company”). The name change was effected by the filing of an amendment to the Company’s Amended and Restated Certificate of Incorporation after stockholders approved the name change, as well as each of the other proposals submitted to stockholders in the Company’s Definitive Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on June 4, 2010, at the Company's Annual Meeting of Stockholders held on July 14, 2010.
The proposals approved at the Annual Meeting of Stockholders, as well as the final vote in favor of each proposal, were as follows:

1.	Election of four directors to hold office until the 2013 annual meeting of stockholders and until their successors have been duly elected and qualified. The directors whose terms of office continued after the meeting were John F. Levy, Jerry McAleer, Ph.D., John A. Quelch, Ph.D., Carol R. Goldberg, James Roosevelt, Jr. and Ron Zwanziger. The result of the votes to elect the four directors was as follows:

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
Robert P. Khederian	61,329,311	2,734,440	7,800,747
David Scott, Ph.D.	63,355,417	708,334	7,800,747
Peter Townsend	61,290,906	2,772,845	7,800,747
Eli Y. Adashi, M.D.	63,338,362	725,389	7,800,747

2.	Approval of an amendment to our Amended and Restated Certificate of Incorporation to change the name of the Company from Inverness Medical Innovations, Inc. to Alere Inc. The proposal received 71,704,780 votes for, 106,854 against, 52,864 abstained and 0 broker non-votes.

3.	Approval of the Company’s 2010 Stock Option and Incentive Plan. The proposal received 60,220,257 votes for, 3,793,733 against, 49,761 abstained and 7,800,747 broker non-votes.

4.	Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized common stock by 50,000,000, from 150,000,000 to 200,000,000. The proposal received 70,883,221 votes for, 846,716 against, 134,561 abstained and 0 broker non-votes.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE, INC.
BY:	/s/ Jay McNamara
Jay McNamara
Senior Counsel, Corporate & Finance

Dated: July 15, 2010